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SUPPLEMENT DATED MAY 15, 2003 TO THE VARIABLE LIFE AND VARIABLE ANNUITY
PROSPECTUSES AND SUPPLEMENTS TO PROSPECTUSES DATED MAY 1, 2003
--------------------------------------------------------------------------------

This Supplement updates the above-referenced Prospectuses and Supplements to Prospectuses and Statements of Additional Information dated May 1, 2003 as previously supplemented (the "Prospectuses"). You should read this Supplement in conjunction with the Prospectuses and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectuses remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectuses. Please note that if a portfolio listed below is not available under your contract or policy, then the information about that portfolio does not apply to you.

1. Changes to sub-advisers for AXA Premier VIP Small/Mid Cap Growth Portfolio and AXA Premier VIP International Equity Portfolio. Effective May 30, 2003, the following information replaces the information in the chart under "About the Portfolios of the Trusts" in the Prospectuses with respect to the portfolios indicated below:

-----------------------------------------------------------------------------------------------------------------------------
 Portfolio Name                    Portfolio Objective                 Advisers*
-----------------------------------------------------------------------------------------------------------------------------
  AXA Premier VIP Small/Mid Cap   Seeks long-term growth of capital   o Alliance Capital Management L.P.
   Growth                                                             o Provident Investment Counsel, Inc.
                                                                      o Franklin Advisers, Inc.

-----------------------------------------------------------------------------------------------------------------------------
  AXA Premier VIP International   Seeks long-term growth of capital   o Alliance Capital Management L.P., through its
   Equity Portfolio                                                     Bernstein Investment Research and
                                                                        Management Unit
                                                                      o Bank of Ireland Asset Management (U.S.)
                                                                        Limited
                                                                      o Marsico Capital Management, LLC
-----------------------------------------------------------------------------------------------------------------------------

2.   Changes  to  the  EQ/Balanced,   EQ/Aggressive   Stock  and  EQ/High  Yield
     portfolios. The following information is added to the section "About the Portfolios of the Trusts" in the Prospectuses:

 A shareholder meeting has been scheduled for July 22, 2003 with respect to a proposal pursuant to which certain EQ Advisors Trust portfolios will be the subject of a plan of reorganization. The plan of reorganization contemplates a transfer of all of the assets of the affected portfolios to corresponding newly created portfolios of the AXA Premier VIP Trust and the assumption by these newly created portfolios of all of the liabilities of the affected portfolios. If approved, the transactions will be effective on or about July 25, 2003. The affected portfolios are the EQ/Aggressive Stock (corresponding to the newly created AXA Premier VIP Aggressive Equity Portfolio), EQ/High Yield (corresponding to the newly created AXA Premier VIP High Yield Portfolio) and EQ/Balanced (corresponding to the newly created AXA Moderate Allocation Portfolio). The AXA Moderate Allocation Portfolio is a "fund of funds" and will invest in shares of other portfolios of the EQ Advisors Trust and AXA Premier VIP Trust.
Information about these portfolios is set forth below.

-----------------------------------------------------------------------------------------------------------------------------
 Variable Investment
Option/Portfolio Name                  Portfolio Objective                                Advisers*
-----------------------------------------------------------------------------------------------------------------------------
  AXA Premier VIP Aggressive Equity   Seeks long-term capital growth of capital          o Alliance Capital Management L.P.
   (formerly EQ/Aggressive Stock)                                                        o MFS Investment Management
                                                                                         o Marsico Capital Management, LLC
                                                                                         o Provident Investment Counsel, Inc
-----------------------------------------------------------------------------------------------------------------------------
AXA Premier VIP High Yield            Seeks to achieve high total return through a       o Alliance Capital Management L.P.
   (formerly EQ/HighYield)            combination of current income and capital          o Pacific Investment Management
                                      appreciation.                                        Company LLC (PIMCO)

-----------------------------------------------------------------------------------------------------------------------------
  AXA Moderate Allocation             Seeks long-term capital appreciation and current   Equitable Life
   (formerly EQ/Balanced)             income

-----------------------------------------------------------------------------------------------------------------------------


* The Advisers indicated are those that make the investment decisions for each Portfolio.


           The Equitable Life Assurance Society of the United States
                          1290 Avenue of the Americas
                               New York, NY 10104

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